EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2017 Financial Results

•	Net sales of $892 million

•	GAAP EPS of $0.09 and non-GAAP EPS of $0.25

•	Cash and marketable securities of $2.4 billion, net cash of $2.2 billion

•	Raise 2017 revenue, EPS, operating cash flow and net cash guidance

TEMPE, Ariz., May 2, 2017 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter of 2017. Net sales for the first quarter were $892 million, an increase of $561 million from the prior quarter primarily due to the sale of the Moapa project, partially offset by lower third-party module sales.

The Company reported first quarter earnings of $0.09 per share, compared to a loss of $(7.22) per share in the prior quarter. The first quarter was impacted by pre-tax restructuring and asset impairment charges of $20 million, related to previously announced actions. Restructuring and asset impairment charges in the fourth quarter were $729 million. Net income increased versus the prior quarter primarily as a result of higher net sales, lower restructuring and asset impairment charges and an increase in other income. First quarter non-GAAP earnings per share, adjusted for restructuring and asset impairment charges, were $0.25.
Cash and marketable securities at the end of the first quarter increased to $2.4 billion from $2.0 billion in the prior quarter. The increase was primarily due to receipt of the remaining payments for the Moapa project and other project receipts. Cash flows from operations were $493 million in the first quarter.
“Our first quarter results and the sale of our Moapa project are a solid start to 2017,” said Mark Widmar, CEO of First Solar. “The transition to our Series 6 product continues to progress from both a technology and commercial standpoint. We are excited about the competitive position of Series 6 and the long-term opportunities it enables.”
The Company raised its revenue, EPS, operating cash flow and net cash guidance based on improved operational performance and increased visibility into certain upcoming project sales. GAAP EPS was also raised due to a decrease in expected remaining restructuring and asset impairment charges. Operating expenses increased as a result of certain costs previously forecasted to be recorded in cost of sales that are now expected to impact production start-up.

2017 Guidance	Prior GAAP	Current GAAP	Prior Non-GAAP	Current Non-GAAP
Net Sales	$2.8B to $2.9B	$2.85B to $2.95B
Gross Margin %	11% to 13%	12.5% to 14.5%
Operating Expenses	$335M to $380M	$360M to $405M	$280M to $300M	$320M to $340M
Operating Income	$(40M) to $25M	$(25M) to $40M	$40M to $80M	Unchanged
Earnings per Share	$(0.80) to $(0.05)	$(0.30) to $0.40	$0.00 to $0.50	$0.25 to $0.75
Net Cash Balance[1]	$1.4B to $1.6B	$1.5B to $1.7B
Operating Cash Flow	$250M to $350M	$350M to $450M
Capital Expenditures	$525M to $625M	Unchanged
Shipments	2.4GW to 2.6GW	Unchanged

1.	Defined as cash and marketable securities less expected debt at the end of 2017

www.firstsolar.com

For a reconciliation of the non-GAAP measures presented above to measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, May 2, 2017 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until May 9, 2017 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 8971725. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from certain module manufacturing changes and associated restructuring activities; our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module technology and cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to expand manufacturing capacity worldwide; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$1,656,245	$1,347,155
Marketable securities	789,442	607,991
Accounts receivable trade, net	151,186	266,687
Accounts receivable, unbilled and retainage	70,536	206,739
Inventories	432,602	363,219
Balance of systems parts	33,269	62,776
Project assets	—	700,800
Notes receivable, affiliate	19,600	15,000
Prepaid expenses and other current assets	177,358	217,462
Total current assets	3,330,238	3,787,829
Property, plant and equipment, net	691,767	629,142
PV solar power systems, net	452,074	448,601
Project assets	960,089	762,148
Deferred tax assets, net	251,453	255,152
Restricted cash and investments	355,237	371,307
Investments in unconsolidated affiliates and joint ventures	228,469	234,610
Goodwill	14,462	14,462
Other intangibles, net	85,902	87,970
Inventories	99,714	100,512
Notes receivable, affiliates	49,994	54,737
Other assets	85,104	77,898
Total assets	$6,604,503	$6,824,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$143,455	$148,730
Income taxes payable	5,002	12,562
Accrued expenses	185,337	262,977
Current portion of long-term debt	11,540	27,966
Deferred revenue	24,754	308,704
Other current liabilities	156,963	146,942
Total current liabilities	527,051	907,881
Accrued solar module collection and recycling liability	169,071	166,277
Long-term debt	265,823	160,422
Other liabilities	414,752	371,439
Total liabilities	1,376,697	1,606,019
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,289,617 and 104,034,731 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	104	104
Additional paid-in capital	2,767,941	2,765,310
Accumulated earnings	2,471,971	2,462,842
Accumulated other comprehensive loss	(12,210)	(9,907)
Total stockholders’ equity	5,227,806	5,218,349
Total liabilities and stockholders’ equity	$6,604,503	$6,824,368

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$891,791	$876,068
Cost of sales	807,607	598,457
Gross profit	84,184	277,611
Operating expenses:
Research and development	22,799	30,187
Selling, general and administrative	48,199	67,503
Production start-up	1,150	—
Restructuring and asset impairments	20,031	—
Total operating expenses	92,179	97,690
Operating (loss) income	(7,995)	179,921
Foreign currency gain (loss), net	246	(3,240)
Interest income	6,417	6,406
Interest expense, net	(9,169)	(4,642)
Other income, net	25,861	35,553
Income before taxes and equity in earnings of unconsolidated affiliates	15,360	213,998
Income tax expense	(5,679)	(28,031)
Equity in earnings of unconsolidated affiliates, net of tax	(552)	9,669
Net income	$9,129	$195,636
Net income per share:
Basic	$0.09	$1.92
Diluted	$0.09	$1.90
Weighted-average number of shares used in per share calculations:
Basic	104,103	101,853
Diluted	104,410	102,919

www.firstsolar.com

Adjustments to Previously Reported Financial Statement from the Adoption of Accounting Standards Update 2014-09

The following table presents the effect of the adoption of Accounting Standards Update (“ASU”) 2014-09 on our condensed consolidated statement of operations for the three months ended December 31, 2016 (in thousands, except per share amounts):

	Three Months Ended December 31, 2016
	As Reported	Adoption of ASU 2014-09	As Adjusted
Net sales	$480,434	$(149,639)	$330,795
Cost of sales	416,845	(93,898)	322,947
Gross profit	63,589	(55,741)	7,848
Operating loss	(765,412)	(55,741)	(821,153)
Loss before taxes and equity in earnings of unconsolidated affiliates	(776,451)	(55,741)	(832,192)
Income tax expense	(89,707)	33,654	(56,053)
Equity in earnings of unconsolidated affiliates, net of tax	146,298	(8,843)	137,455
Net loss	(719,860)	(30,930)	(750,790)

Basic net loss per share	$(6.92)	$(0.30)	$(7.22)
Diluted net loss per share	$(6.92)	$(0.30)	$(7.22)

www.firstsolar.com

Non-GAAP Financial Measures

In the press release above, we provided non-GAAP earnings per share for the three months ended March 31, 2017. We have included this non-GAAP financial measure to adjust for (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) the tax effect associated with these items. We believe non-GAAP earnings per share, when taken together with corresponding GAAP financial measures, to be relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of certain changes to our assets and liabilities and certain amounts that we may ultimately have to pay in cash. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to net earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for each period presented (in millions, except per share amounts):

Three Months Ended March 31, 2017
Net income	$9.1

Restructuring and asset impairments	20.0
Tax effect*	(2.7)
Non-GAAP net income	$26.4

Weighted-average number of shares used for diluted earnings per share	104.4

Diluted GAAP earnings per share	$0.09
Diluted Non-GAAP earnings per share	$0.25

*Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

www.firstsolar.com

In the press release above, we provided non-GAAP guidance as of the date of this press release for our operating expenses, operating income and earnings per share for the year ending December 31, 2017. We have included these forward-looking non-GAAP financial measures to adjust our GAAP projections of such financial measures for, as applicable, (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) additional restructuring activities expected during the remainder of the year. Other GAAP charges, including those related to certain asset impairments, restructuring programs or litigation, that would be excluded from non-GAAP earnings per share are possible for the periods presented, but such amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are also dependent upon future events and valuations that have not yet occurred or been performed. We believe these forward-looking non-GAAP financial measures, when taken together with our corresponding financial guidance based on GAAP, to be relevant and useful information to our investors because they provide them with additional information in assessing our financial operating results. Our management also uses such non-GAAP guidance in evaluating our operating performance. However, such measures have limitations, including that they exclude the effect of certain changes to our assets and liabilities, certain amounts that we may ultimately have to pay in cash and certain tax impacts. Accordingly, these forward-looking non-GAAP financial measures that exclude the aforementioned items should be considered in addition to, and not as substitutes for or superior to, financial guidance based on GAAP. The following are the reconciliations of our current and prior non-GAAP 2017 guidance to our current and prior GAAP 2017 guidance (in millions, except per share amounts):

Reconciliation of Non-GAAP 2017 Guidance to GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$360 to $405	$(40) to $(65)	$320 to $340
Operating Income	$(25) to $40	$65 to $40	$40 to $80
Earnings per Share	$(0.30) to $0.40	$0.55 to $0.35	$0.25 to $0.75

1.	$40 to $65 million of restructuring related charges associated with the acceleration of our transition to Series 6 module manufacturing.

Reconciliation of Prior Non-GAAP 2017 Guidance to Prior GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$335 to $380	$(55) to $(80)	$280 to $300
Operating Income	$(40) to $25	$80 to $55	$40 to $80
Earnings per Share	$(0.80) to $(0.05)	$0.80 to $0.55	$0.00 to $0.50

1.	$55 to $80 million of restructuring related charges associated with the acceleration of our transition to Series 6 module manufacturing.

www.firstsolar.com